Exhibit 21.1

Subsidiaries and Affiliates of the Registrant

NETGEAR, INC.
NETGEAR INTERNATIONAL, INC.
SKIPJAM CORP
Avaak, Inc,
INFRANT TECHNOLOGIES LLC
Netgear Canada Ltd.
NETGEAR HOLDINGS LTD
NETGEAR INTERNATIONAL LTD
Netgear Asia Holding Ltd
NETGEAR ASIA PTE. LIMITED
Netgear Australia Pty Ltd.
NETGEAR AUSTRIA GMBH
Netgear (Beijing) Network Technology Co., Ltd
NETGEAR Belgium BVBA
NETGEAR Cyprus Ltd.
NETGEAR CZECH REPUBLIC SRO
Netgear Denmark ApS
NETGEAR DEUTSCHLAND GMBH
NETGEAR DO BRASIL PRODUTOS ELECTRONICS LTDA
NETGEAR FRANCE SAS
NETGEAR HONG KONG LIMITED
NETGEAR Italy Srl
NETGEAR JAPAN GK
Netgear Luxembourg SARL
NETGEAR MEXICO S. DE R.L.
NETGEAR NETHERLANDS B.V.
NETGEAR NEW ZEALAND
NETGEAR POLAND SP ZOO
Netgear Research India Pvt. Ltd.
NETGEAR SWITZERLAND GMBH
NETGEAR TAIWAN CO LTD
NETGEAR TECHNOLOGIES PRIVATE LIMITED
NETGEAR U.K. LTD